UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Cytyc Corporation

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Cytyc Corporation (“Cytyc”) and Hologic, Inc. (“Hologic”) issued the following joint press release announcing an Agreement and Plan of Merger, dated May 20, 2007, by and among Cytyc, Hologic and Nor’easter Corp., a Delaware corporation and wholly owned subsidiary of Hologic.

HOLOGIC AND CYTYC TO MERGE

CREATING A $10 BILLION GLOBAL LEADER IN WOMEN’S HEALTHCARE

•	Combination Creates Comprehensive Women’s Health Product Portfolio

•	Company to Have Largest Sales and Service Organization Exclusively Focused On Women’s Health in the Diagnostic and Medical Technology Industry in the United States

•	Extensive Channel Coverage Expected to Drive Cross-Selling Opportunities and Enhanced Revenue Growth

•	Transaction Expected to be More than $0.10 Accretive to Hologic’s Consensus Adjusted Earnings Per Share in First Year After Close

BEDFORD, Mass. and MARLBOROUGH, Mass., May 20, 2007 – Hologic, Inc. (NASDAQ:HOLX) and Cytyc Corporation (NASDAQ:CYTC) today announced a definitive agreement to combine the two companies in a cash and stock transaction. This strategic combination, unanimously approved by the Boards of Directors of both companies, will create a $10 billion global leader in women’s healthcare. The transaction is expected to be completed in the third calendar quarter of 2007 and to be more than $0.10 accretive to Hologic’s consensus adjusted earnings per share in the first year after close and significantly more accretive thereafter.

The new company will be called Hologic and upon closing, Cytyc will become a wholly-owned subsidiary. Hologic will be one of the largest companies in the world focused exclusively on advanced technology in women’s health and will have a product portfolio that encompasses some of the largest and most trusted women’s healthcare brands, such as ThinPrep®, Lorad®, NovaSure®, Suros ATEC®, Discovery™, FullTerm®, R2® and MammoSite®. The combined company will have direct operations in over 20 countries with more than 3,300 employees, including 1,200 sales and service professionals.

Under the terms of the merger agreement, Cytyc shareholders will receive 0.52 shares of Hologic common stock and $16.50 in cash for each share of Cytyc common stock they own. Based on the companies’ closing stock prices on May 18, 2007, this represents $46.46 per share of consideration to be received by Cytyc shareholders, or a total consideration of approximately $6.2 billion; the consideration represents a premium of approximately 33% to Friday’s close. It is anticipated that the stock portion of the consideration will be tax free to Cytyc shareholders. Hologic shareholders will retain their shares.

“This combination brings together two well-respected industry leaders in the women’s healthcare and diagnostics marketplace,” said Jack Cumming, Hologic’s Chairman and Chief Executive Officer. “Both Hologic and Cytyc provide some of the most advanced technology addressing women’s health needs. By combining our companies’ complementary, best-in-class products and technologies, we expect to drive enhanced growth and value creation. Both Hologic and Cytyc have a track record of successfully executing on strategic transactions, and we expect to realize the benefits of this combination quickly and efficiently.”

Patrick Sullivan, Cytyc’s Chairman, President, and Chief Executive Officer, said, “This is a great transaction that provides Cytyc shareholders with enhanced value both today and over the long-term. The upside potential we see as a result of our combination is compelling. We believe this transaction enables both Cytyc and Hologic to reach our shared goal of improving women’s health through earlier and better detection, improved diagnosis, less invasive treatment, and improved outcomes more quickly. We are very excited about the benefits this combination of industry leaders will provide to shareholders, employees, physicians and their patients.”

Benefits of the Combination

•

Comprehensive women’s health product portfolio using best-in-class technology. Both Hologic’s and Cytyc’s products are recognized as best-in-class in the industry. Together, the combined company will be uniquely positioned to offer a product portfolio that meets many of a woman’s screening and treatment needs throughout her life. This portfolio will include integrated solutions in screening, diagnostics and therapeutics for women’s health, including, breast cancer, cervical cancer, menorrhagia, pre-natal health, osteoporosis, endometriosis and permanent contraception.

•

Extensive channel coverage. The merged company will have the largest sales and service organization exclusively focused on women’s health in the diagnostic and medical technology industry in the United States. These 1,200 sales and service professionals, over 900 of which will be in the United States, will significantly increase the company’s presence in hospitals, private practices, and healthcare organizations, targeting an estimated 30,000 OB/GYNs, 10,000 hospitals and imaging clinics, 2,500 breast surgeons, 40,000 radiologists, and 4,000 radiation oncologists.

•

Cross-selling opportunities. By leveraging the combined company’s integrated product offering and broader channel coverage, Hologic and Cytyc expect to drive cross-selling opportunities across the organization, increasing penetration of key customer segments such as OB/GYNs and breast cancer treatment specialists. These initiatives are expected to enhance revenue growth by more than $75 million within the first three years after the merger closes.

•

Expanded international presence. The merged company will benefit from a broader global platform with direct operations in over 20 countries. Today, approximately 15 percent of Hologic’s and Cytyc’s combined revenues are generated internationally. The companies expect to increase growth in international revenues by capitalizing on the increased scope and scale created by this transaction, which will include an international direct sales and service team of over 200 associates and 150 distribution partners supporting over 125 countries.

•

Cost savings. The transaction is expected to generate approximately $25 million to $30 million in annual cost savings from enhanced efficiency of sales and marketing efforts, increased purchasing scale, sourcing and logistics efficiencies and shared administrative services, excluding transaction related costs. This strategic transaction will be a catalyst for growth, and as such, the companies do not anticipate changes in the combined company’s workforce at the operating level.

•

Dedicated and talented management and employees. Both Hologic and Cytyc have executive teams with a proven record of successfully executing strategic transactions, as well as an exceptional team of talented and experienced employees who have achieved high standards in innovation and service to physicians and their patients. Given these strengths and the complementary nature of the companies’ businesses, Hologic and Cytyc expect to realize the benefits of this transaction quickly and seamlessly.

Financing and Structure

Under the agreement, Cytyc shareholders will receive an aggregate of an estimated 69 million shares of Hologic common stock and $2.2 billion in cash, assuming the conversion of Cytyc’s outstanding convertible notes. Hologic has secured fully committed debt financing for the cash portion of the consideration from Goldman Sachs. Hologic plans to issue permanent financing for the transaction around the time of closing through a combination of prepayable debt and equity-linked financing. The combined company generated $1.44 billion of revenue and approximately $436 million of EBITDA as of the last quarter on an annualized basis. The companies expect their strong combined cash flows to support rapid repayment of debt, which is expected to be approximately $2.3 billion at close.

Upon completion of the transaction, Hologic shareholders would own approximately 45 percent of the combined company, and Cytyc shareholders would own approximately 55 percent. Hologic will maintain its headquarters in Bedford and Cytyc’s offices in Marlborough.

Guidance for 2008

For Hologic’s fiscal year 2008, combined revenues are expected to be in excess of $1.7 billion, and combined adjusted earnings per share is expected to be in the range of $2.35 to $2.40.

Board and Management

Following the close of the transaction, Patrick Sullivan will become Chairman and Jack Cumming will become Chief Executive Officer of the combined company. The Company’s Board of Directors will be comprised of 11 members with 6 nominated by Hologic and 5 nominated by Cytyc.

Timing and Approvals

The transaction is subject to approval of both companies’ shareholders as well as customary closing conditions and anti-trust approvals, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and various country filings. The transaction does not include a financing condition and is expected to close in the third calendar quarter of 2007.

Advisors

In connection with the transaction, Goldman, Sachs & Co. is acting as exclusive financial advisor to Hologic, and Brown Rudnick Berlack Israels LLP is legal counsel. Jefferies & Company, Inc. is providing a fairness opinion to Hologic. Morgan Stanley is acting as lead financial advisor to Cytyc and JPMorgan Chase & Co. is acting as co-financial advisor. Hogan & Hartson LLP is legal counsel for Cytyc.

Conference Call and Webcast

Hologic and Cytyc management will host a conference call tomorrow, Monday, May 21 at 8:30 a.m. (Eastern) to discuss today’s announcement. Interested participants may listen to the call by dialing 866-203-2528 (for callers within the U.S.) or 617-213-8847 (for international callers) and referencing code 98224072 approximately 15 minutes prior to the call. The webcast and accompanying slides can be accessed at www.hologic.com or www.cytyc.com.

A replay of the call will be available through June 4, 2007 at 888-286-8010 (for callers within the U.S.) or 617-801-6888 (for international callers), access code 38091063, and at www.hologic.com or www.cytyc.com.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications.

About Cytyc Corporation

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP financial measures “adjusted EPS” and “EBITDA”. Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and tax provisions/benefits related thereto. EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. Neither adjusted EPS nor EBITDA is a measure of operating performance under GAAP. We believe that the use of these non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. When analyzing our operating performance, investors should not consider these non-GAAP measures as a substitute for net income prepared in accordance with GAAP.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected permanent financing for the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic and Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

These include risks and uncertainties relating to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies, including third-party reimbursement; realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, the transaction will require the combined company to obtain significant financing. While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the press release, the combined company’s liquidity and results of operations could be materially adversely affected if such financing is not available on favorable terms. Moreover, the substantial leverage resulting from such financing will subject the combined company’s business to additional risks and uncertainties. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined company’s businesses and financial performance. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Hologic and Cytyc urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com. Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.

Hologic Contacts: Glenn Muir, Executive Vice President and Chief Financial Officer 781-999-7300 Frances Crecco, Investor Relations 781-999-7377	Cytyc Contacts: Tim Adams, Chief Financial Officer Anne Rivers, Investor Relations Jeff Keene, Healthcare Media 508-263-8765

Additional Contacts

Joele Frank, Andrea Priest

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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